Exhibit 99.1

Dougherty’s Pharmacy, Inc. Announces New Location at The Campus at Legacy West in Plano

DALLAS, Feb. 28, 2018 -- Dougherty’s Pharmacy, Inc. (the “Company” or “Dougherty’s”) (OTCQB: MYDP) today announced that it has opened a new retail pharmacy location at The Campus at Legacy West in Plano, Texas. This new location will offer pharmacy services and retail products to the approximately 3,000 JCPenney Home Office employees and is open to all other future tenants and visitors of The Campus at Legacy West. Dougherty’s is initially filling prescriptions via concierge service from its pharmacy on Campbell Road until the new location receives its pharmacy license, which is expected to occur within the standard 90-day waiting period. Dougherty’s anticipates first year revenues from the new location of less than $1,000,000 as the pharmacy establishes itself at the new location.

“This represents the sixth pharmacy location for Dougherty’s, and we are pleased to offer our white-glove pharmacy services and high-end retail products to employees who office at The Campus at Legacy West,” said James C. Leslie, the Company’s Chairman of the Board and Interim President and CFO. “We applaud The Campus at Legacy West’s commitment to the health and wellness of its tenants by making convenient pharmacy services available right at the work site.”

While the initial pharmacy location is housed in a 700-square-foot space on the lower level of the complex, the pharmacy will move to a 2,000-square-foot location on the lobby level later this year.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations, projections, estimates and assumptions, including future events such as expectations for the Company receiving its pharmacy licensure for its new location as well as its expectations for revenue generation from this new pharmacy location. These forward-looking statements may be identified by words such as "expects," "believes," "anticipates" and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

About Dougherty’s Pharmacy, Inc.

Dougherty’s Pharmacy, Inc. is a retail pharmacy chain focused on successfully acquiring, managing and growing community-based pharmacies in the Southwest Region of the United States. On June 9, 2017, the Company changed its name from Ascendant Solutions, Inc. to Dougherty’s Pharmacy, Inc. to better reflect the corporate vision and operating structure. Dougherty’s currently has approximately $48 million in net operating loss carryforwards which can be used to shelter future income, thus enhancing free cash flow or debt service capabilities. Interested investors can access financials and stock trading information for Dougherty’s at OTCMarkets.com or at www.doughertys.com.

Contacts:
	Mark S. Heil	Geralyn DeBusk or Tom Carey
	President and CFO	Halliburton Investor Relations
	972-250-0945	972-458-8000